Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 10, 2015

Relating to Preliminary Prospectus dated November 2, 2015

Registration No. 333-207349

Instructure, Inc.

This free writing prospectus relates to the initial public offering of common stock of Instructure, Inc. (“Instructure”) and should be read together with the preliminary prospectus dated November 2, 2015 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of common stock. On November 9, 2015, Instructure filed Amendment No. 4 to the Registration Statement on Form S-1 relating to this offering (“Amendment No. 4”), which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1355754/000119312515372203/d932934ds1a.htm

This free writing prospectus includes only the changes to the revised Preliminary Prospectus described in Amendment No. 4, and you should read the entire Preliminary Prospectus carefully, including the section titled “Risk Factors” and the financial statements and related notes, before deciding to invest in the securities described in the Preliminary Prospectus. The following information is set forth in Amendment No. 4 and supplements and updates the information contained in the Preliminary Prospectus.

Indications of Interest

The disclosure on the cover page regarding indications of interest to purchase shares of common stock in this offering has been revised as follows:

“Entities affiliated with Insight Venture Partners, an existing stockholder, have indicated an interest in purchasing up to an aggregate of $15 million of shares of our common stock in this offering at the initial public offering price. In addition, certain of our directors, executive officers and key employees have indicated an interest in purchasing up to an aggregate of approximately $3.3 million of shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these parties may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such parties. The underwriters will receive the same discount from any shares of our common stock purchased by these parties as they will from any other shares of our common stock sold to the public in this offering.”

If purchased by these parties, these shares will be subject to a 180-day lock-up restriction.

Beneficial Ownership

Additional disclosure was added to footnote 4 to the beneficial ownership table in the section of the Preliminary Prospectus titled “Principal Stockholders” as follows:

“Entities affiliated with Insight Venture Partners have indicated an interest in purchasing up to an aggregate of $15 million of shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these parties may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such parties. If these entities purchase all such shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, the aggregate beneficial ownership of these parties would increase by 3.3%.”

Instructure has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Instructure has filed with the SEC for more complete information about Instructure and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014, or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282.